Exhibit 99.1
FOR IMMEDIATE RELEASE
David Collins (713) 654-9548
May 11, 2010
STERLING CHEMICALS ANNOUNCES STRATEGIC ACQUISITION STRATEGY
     HOUSTON, TEXAS, May 11, 2010 — STERLING CHEMICALS, INC. (SCHI) announced today that, on May 7, 2010, its Board of Directors authorized management to pursue the acquisition of companies or assets with the goals of materially diversifying its cash flow streams, creating strong long-term growth opportunities and providing a platform for listing its shares of common stock on The NASDAQ Stock Market or the New York Stock Exchange. After an extensive review with the Board of Directors of a wide range of acquisition targets and financing alternatives, Sterling has decided to focus its search for acquisition candidates on companies or assets involved in chemical distribution, specialty chemical manufacture or bulk, petroleum and chemical storage or logistics. Sterling anticipates that the structure of the financing for any such acquisition will be determined by, among other things, the characteristics of the acquisition target, and may involve a cash purchase, a merger, an exchange of stock or another financing mechanism, or the formation of a joint venture or other business partnership.
     John V. Genova, Sterling’s President and Chief Executive Officer, stated that “We believe that Sterling has numerous qualities that will make us an attractive choice as an acquirer, especially for sellers seeking increased liquidity through a public-company platform. Our strong balance sheet, with a current cash position of over $120 million, should enable us to close quickly on any attractive and accretive acquisition opportunity. We expect opportunities to come to our attention from a variety of sources, including our employees, officers and directors, professional advisors, investment banks, venture capitalists and others who may present unsolicited proposals.”
* * *
About Sterling Chemicals, Inc.
     Sterling Chemicals, Inc. is a leading North American producer of selected petrochemicals used to manufacture a wide array of consumer goods and industrial products throughout the world. Its primary products are acetic acid and plasticizers. More information on Sterling Chemicals, Inc. can be found at www.sterlingchemicals.com.
     The information in this press release relating to matters that are not historical facts constitutes forward-looking information covered by the safe harbor created by Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The forward-looking information is based upon current information and expectations regarding

Sterling Chemicals, Inc. The forecasts and statements contained in or implied by the forward-looking information speak only as of the date on which they are made, are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to evaluate and predict. Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecasted by or in the forward-looking information. Important factors that could cause actual results to differ materially from what is expressed, implied or forecasted by or in the forward-looking information include the timing and extent of changes in the financial and capital markets, commodity prices and global economic conditions and federal and state regulatory developments, as well as the other risk factors discussed in Sterling’s filings with the Securities and Exchange Commission, including Sterling’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Sterling assumes no obligation to update the information contained in this press release.